Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of March 1, 2024 is made and entered into by The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), and Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners”) and each of the other persons set forth on Exhibit A hereto (collectively with Legion Partners and together with any other Affiliates of Legion Partners who are or hereafter become beneficial owners of any shares of Common Stock (as defined below), the “Investor Group” and each individually, an “Investor”).

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s board composition and its business, financial performance, and strategic plans;

WHEREAS, as of the date hereof, the Investor Group beneficially owns shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) totaling, in the aggregate, 1,328,214 shares or approximately 3.3% of the Common Stock outstanding as of the date hereof; and

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders (including the Investor Group) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions herein, as independent directors Richard N. Peretz and Wendy M. Weinstein (collectively, the “New Directors” and each, a “New Director”) to the Company’s Board of Directors (the “Board”) at the Nominating Meeting (as defined below), and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Nominations; Board Policies Procedures.
(a)	Board Matters.
(i)	Prior to the date hereof, (x) the Nomination and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of each New Director to serve as a member of the Board and (y) the Board has confirmed that each New Director is qualified to serve on the Board and is “independent” as defined by the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”). In connection with the foregoing, each New Director has provided to the Company information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and a fully completed, true and accurate copy of the Company’s standard director questionnaire and other reasonable and customary director onboarding documentation. At a meeting of the Board (the “Nominating Meeting”) that will take place on or prior to March 6, 2024 (the “Nomination Meeting Date”), the Board will increase the size of its membership by three (3) no later than the time of the Nominating Meeting and appoint each of the New Directors as a director of the Company effective as of the Nominating Meeting with a term expiring at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”); provided, however, that if the New Directors have not been appointed to the Board by 5:00 pm Eastern Standard Time on the Nomination Meeting Date, the Investor Group shall have the right to immediately terminate this Agreement in its entirety upon delivery of written notice delivered to the Company and, upon such termination, no party hereunder shall have any further rights or obligations under this Agreement.

(ii)	Prior to the date of this Agreement, the Company shall have disclosed to the Investor Group the identity of the independent director candidate chosen by the Board for election to the Board (the “Independent Appointee”) at the 2024 Annual Meeting to fill the third newly-created Board vacancy contemplated by Section 1(a)(i).
(iii)	At each meeting of stockholders held prior to the expiration of the Standstill Period (as defined below) at which directors shall be elected, the Company agrees to recommend, support and solicit proxies for the election of each New Director (or any Replacement pursuant to Section 1(c)) and the Independent Appointee in the same manner as the Company has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.
(iv)	At the 2024 Annual Meeting and until the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the Board shall not exceed eleven (11) members, such that at least three (3) incumbent directors who have served on the Board for five (5) years or longer as of the date hereof shall either agree to resign from the Board or will not be nominated by the Board for election at the 2024 Annual Meeting. At the 2025 Annual Meeting and through the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the Board shall not exceed nine (9) members, such that at least two additional incumbent directors who have served on the Board for five (5) years or longer as of the date hereof shall either agree to resign from the Board or will not be nominated by the Board for election at the 2025 Annual Meeting.
(v)	The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are required to be filed by each director of the Company.
(vi)	Effective upon the execution of this Agreement, the Board and all applicable committees thereof shall have taken such actions as are necessary to form a task force of the Board (the “Operational and Financial Performance Task Force”), comprised of four independent members of the Board, including each of the New Directors, with the purpose of improving the Company’s operational and financial performance, including identifying and making recommendations to the Board and management on margin improvement opportunities. As soon as practicable following the execution of this Agreement, the Board shall, upon consultation with the Operational and Financial Performance Task Force, retain a nationally recognized independent consulting firm to assist with the activities of the Operational and Financial Performance Task Force. The Operational and Financial Performance Task Force shall prescribe and oversee the scope and services of the consulting firm, who shall report directly to the Operational and Financial Performance Task Force. The Company shall report on progress on achieving margin improvements on each quarterly call with investors.

(b)            Board Policies and Procedures. Each party acknowledges that each New Director (and any Replacement), upon election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and policies on insider trading, stock ownership, public disclosures and confidentiality, forms of which have been provided to each New Director in advance of the execution of this Agreement, and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board (including pursuant to the confidentiality agreement that each New Director or Replacement will be required to execute in connection with his or her appointment to the Board). Each party acknowledges that each New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.

(c)            Replacements. If, from the date hereof until the expiration of the Standstill Period, either of the New Directors is unable or unwilling to serve as an independent director for any reason, the Investor Group shall have the right to identify a replacement (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to NASDAQ’s listing standards, who is not an officer, director, employee or Affiliate (as defined below) of any Investor and who does not receive compensation from the Investor Group, who satisfies Company policies applicable to all directors, and who is reasonably acceptable to the Nominating Committee and the Board, such acceptance not to be unreasonably withheld, conditioned or delayed; provided, that the Investor Group’s right to propose a Replacement pursuant to this Section 1(c) shall terminate when the Investor Group ceases to beneficially own, in the aggregate, at least 1.5% of the outstanding Common Stock as of the date hereof. The Board shall use its reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate for a Replacement within 10 business days of being identified by the Investor Group and, upon approval of the Replacement (such approval not to be unreasonably withheld, conditioned or delayed), to promptly, but no later than five (5) business days from such approval, appoint the Replacement to the Board (and applicable committee or committees of the Board). In the event that the Board declines to approve a candidate as a Replacement, then the Investor Group may propose one or more additional candidates to be the Replacement and the process described in this Section 1(c) will continue until a Replacement is approved by the Board. Upon becoming a member of the Board, the Replacement will be deemed to be a New Director for all purposes of this Agreement.

(d)            Committees. The Company and the Investor Group agree that, concurrent with the appointment of the New Directors to the Board, the Board shall take such action as is necessary such that Richard N. Peretz be appointed to the Compensation and Human Capital Committee and Wendy M. Weinstein be appointed to the Nominating and Corporate Governance Committee and at least one of the New Directors be appointed to any new committee formed during the Standstill Period; provided that, with respect to such committee appointment, each New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the rules of NASDAQ, if any, that are applicable to the composition of such committee.

(e)            Nomination Notice. Effective upon the appointment of the New Directors in accordance with Section 1(a)(1), the Investor Group shall irrevocably withdraw or cause to be withdrawn its notice of its intent to nominate four directors for election to the Board at the 2024 Annual Meeting delivered to the Company on February 8, 2024 (the “Nomination Notice”) and any related materials or notices submitted to the Company in connection therewith.

(f)             Stockholder List Demand. Effective upon the appointment of the New Directors in accordance with Section 1(a)(1), the Investor Group shall irrevocably withdraw or cause to be withdrawn its demand for a copy of the Company’s list of stockholders under Section 220 of the Delaware General Corporation Law delivered to the Company on February 22, 2024.

2.     Stockholder Meetings. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form in favor of (a) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) except with respect to an Extraordinary Matter or as otherwise set forth in this Section 2, each of the stockholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for stockholder approval by the Board, and (iii) except with respect to an Extraordinary Matter or as otherwise set forth in this Section 2, not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided, however, in the event that Institutional Shareholder Services (“ISS”) recommends otherwise with respect to any proposal (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the recommendations of ISS; and provided, further, that with respect to any Extraordinary Matter, each of the Investors shall have the ability to vote freely. For purposes of this Agreement, an “Extraordinary Matter” means, with respect to the Company: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination of the Company with a third party; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization of the Company; (F) any recapitalization of the Company; (G) any debt or equity issuances or financings; (H) the implementation of takeover defenses not in existence as of the date of this Agreement; or (I) any similar extraordinary transactions that would result in a Change of Control (as defined below) of the Company.

3.	Standstill.

(a)            From the date of this Agreement until the expiration of the Standstill Period (as defined below), each Investor shall not, and shall cause their respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)	make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit the Investors from acquiring Common Stock within the limitations set forth in Section 3(a)(iii) of this Agreement);
(ii)	engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company;

(iii)	purchase or otherwise acquire, or offer, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any assets or liabilities of the Company, in each case, if such purchase, acquisition, offer, proposal or agreement would result in the Investors acquiring beneficial ownership in excess of nine and nine tenths percent (9.9%) of the outstanding shares of Common Stock;
(iv)	seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of), acquisition or disposition of any securities of the Company;
(v)	sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not an (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of five percent (5.0%) of the shares of Common Stock outstanding at such time;
(vi)	take any public action in support of or make any public proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Articles of Incorporation or Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii)	initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(viii)	engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders, including taking any action pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act;
(ix)	call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Restated Articles of Incorporation or Restated Bylaws, including, but not limited to, a “town hall meeting;”

(x)	deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group or any of their Affiliates that is otherwise in accordance with this Agreement);
(xi)	seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;
(xii)	form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor Group to join the Investor Group following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement;
(xiii)	demand a copy of the Company’s list of stockholders or its other books and records or make any request under Section 220 of the Delaware General Corporation Law;
(xiv)	commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors ; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investors nor any of their Affiliates initiated, encouraged or facilitated;
(xv)	enter into any negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(xvi)	make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party; or
(xvii)	otherwise take, or solicit, cause or encourage others to take, any action inconsistent with this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) tendering shares, receiving consideration or payment for shares, voting in favor of or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction, (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement, (D) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential, or (E) privately communicating to any of their investors or potential investors information regarding the Company based on publicly available information, provided, that such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed. For the avoidance of doubt, subject to applicable law, the Investor Group shall not be prohibited from communicating privately with stockholders of the Company and others in a manner that is not intended to violate this Section 3 or Section 6.

(b)            The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through the New Directors anything that would be prohibited if done by any of the Investors or their Affiliates). The provisions of this Section 3 shall also not prevent the Investor Group from freely voting its shares of Common Stock (except as otherwise provided in Section 2 hereto) or taking any actions as specifically contemplated in Section 1.

(c)            Notwithstanding anything contained in this Agreement to the contrary, the Agreement shall automatically terminate upon the public announcement by the Company of any transaction that would constitute a Change of Control transaction (as defined below) involving the Company.

(d)            For purposes of this Agreement:

(i)	the “Adjusted EBITDA Margin Condition” shall be deemed satisfied if each of the following occurs: (1) the Company achieves an Adjusted EBITDA margin percentage of no less than 5.7% for fiscal year 2024, (2) the Company provides guidance for fiscal 2025 no later than January 30, 2025; (3) the mid-point of the Company’s guidance for fiscal 2025 includes an Adjusted EBITDA margin percentage of no less than 6.2%, and (4) in the Company’s Adjusted EBITDA margin percentage calculation, the add-backs for duplicate rent expense and other operating expenses do not exceed $5 million in either fiscal year 2024 or fiscal year 2025.
(ii)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(iv)	“business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(v)	a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company enters into a merger or stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities, or (3) the sale of all or substantially all of the Company’s assets to a third party;
(vi)	“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and
(vii)	“Standstill Period” shall mean the period commencing on the date of this Agreement and ending thirty (30) calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations or business proposals for consideration at the 2025 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws existing on the date hereof); provided, however, that the Standstill Period shall be automatically extended until thirty (30) calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations or business proposals for consideration at the 2026 Annual Meeting (as set forth in the advance notice provisions of the Company’s Amended and Restated Bylaws existing on the date hereof) so long as the Adjusted EBITDA Margin Condition is satisfied in the reasonable discretion of the Investor Group.

(e)            During the Standstill Period, upon reasonable written notice from the Company pursuant to Section 10 hereof, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company (i) beneficially owned by each such entity or individual, or (ii) with respect to which the Investor Group has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable law.

4.     Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.     Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit B and Exhibit B includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Related Persons, including each to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

6.	Mutual Non-Disparagement.

(a)            Subject to Section 3, each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have five (5) business days following written notice from such Investor of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates shall make, or cause to be made (including, without limitation, by press release or in any public filing), any public statement or announcement that might reasonably be construed to be derogatory or constitutes an ad hominem attack on, or otherwise maligns, disparages or defames the Company, its Affiliates or the Company’s respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services.

(b)            The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have five (5) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates shall make, or cause to be made (including, without limitation, by press release or in any public filing), any public statement or announcement that might reasonably be construed to be derogatory or constitutes an ad hominem attack on, or otherwise maligns, disparages or defames the Investor Group or its respective Affiliates or any of its respective current or former officers or directors.

(c)            Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide, to the extent legally permissible, written notice to the other parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other parties.

(d)            The limitations set forth in Section 6(a) and 6(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7.     Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. No party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

8.     SEC Filings. No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investors and their counsel with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Investors and their Representatives.

9.     Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

10.  Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email, when such email is sent during normal business hours to the email address(es) set forth below, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Attn: Alexandros Aldous, Esq.

General Counsel, Corporate Secretary, Chief Government Relations Officer & Chief Administrative Officer

Email:	AAldous@chefswarehouse.com

With copies (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: George Casey

Heiko Schiwek

Gregory Gewirtz

Email: george.casey@linklaters.com

heiko.schiwek@linklaters.com

gregory.gewirtz@linklaters.com

If to any Investor:

Legion Partners Asset Management, LLC

12121 Wilshire Blvd, Suite 1240

Los Angeles, CA 90025

Attention: Chris Kiper, Managing Director

Email: CKiper@legionpartners.com

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Elizabeth Gonzalez-Sussman, Esq.

E-mail: egonzalez@olshanlaw.com

11.  Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

12.  Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that they are not personally subject to the jurisdiction of the abovenamed courts for any reason, (ii) any claim that they or their property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.  Representative. Each Investor hereby irrevocably appoints Legion Partners as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.

15.  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

16.  Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

17.  Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.  Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

19.  Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

20.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21.  Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.

22.  Termination. Upon the public announcement by the Company of any transaction that would constitute a Change of Control transaction or the expiration of the Standstill Period in accordance with Section 3(d)(vi) hereof, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.

23.  Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of the Legion Representative.

24.  No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

25.  Counterparts; PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

26.  Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with events leading up to this Agreement and the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within ten (10) days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket expenses, including legal fees and expenses, arising out of or related to its nomination letter and the negotiation and execution of this Agreement in an amount not to exceed $375,000.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
	Name:	Alexandros Aldous
	Title:	General Counsel, Corporate Secretary, Chief Government Relations Officer & Chief Administrative Officer

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC
Sole Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director
LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond T. White
Raymond T. White

EXHIBIT A

•	Legion Partners, L.P. I
•	Legion Partners, L.P. II
•	Legion Partners, LLC
•	Legion Partners Holdings, LLC
•	Christopher S. Kiper
•	Raymond T. White

EXHIBIT B

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

EXHIBIT C

FORM OF PRESS RELEASE